Exhibit 99.2

RULE 438 CONSENT

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form F-4, to which this consent is an exhibit, filed by Telesat Corporation (“Telesat Corporation”) and Telesat Partnership LP (“Telesat Partnership”) with the U.S. Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of Telesat Corporation (including in its capacity as the general partner of Telesat Partnership), effective upon the consummation of the transactions contemplated by that certain Transaction Agreement and Plan of Merger, dated as of November 23, 2020 (as it may be amended from time to time), by and among Loral Space & Communications Inc., Telesat Corporation, Telesat Canada, Telesat Partnership, Telesat CanHold Corporation, Lion Combination Sub Corporation, Public Sector Pension Investment Board and Red Isle Private Investments Inc., and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Jason Caloras
Jason Caloras
Director
April 21, 2021